Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2017 THIRD QUARTER RESULTS & UPDATES 2017 GUIDANCE
-- 2017 Third Quarter Diluted EPS of $1.16; Adjusted Diluted EPS of $1.35 --
-- Raises Total Revenue and Adjusted Diluted EPS Guidance --

ST. LOUIS, MISSOURI (October 24, 2017) -- Centene Corporation (NYSE: CNC) announced today its financial results for the third quarter ended September 30, 2017, reporting diluted earnings per share (EPS) of $1.16, and Adjusted Diluted EPS of $1.35.

In summary, the 2017 third quarter results were as follows:

Total revenues (in millions)	$11,898
Health benefits ratio	88.0%
SG&A expense ratio	9.0%
GAAP diluted EPS	$1.16
Adjusted Diluted EPS (1)	$1.35
Total cash flow provided by operations (in millions)	$97

(1) A full reconciliation of Adjusted Diluted EPS is shown on page six of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Though headline noise may linger, we remain focused on business as usual, as evidenced by Centene's momentum, strong results and outlook."

The following discussions, with the exception of cash flow information, are in the context of continuing operations.

Third Quarter Highlights

•	September 30, 2017 managed care membership of 12.3 million, an increase of 874,900 members, or 8% compared to the third quarter of 2016.

•	Total revenues for the third quarter of 2017 of $11.9 billion, representing 10% growth, compared to the third quarter of 2016.

•	Health benefits ratio (HBR) of 88.0% for the third quarter of 2017, compared to 87.0% in the third quarter of 2016.

•	Selling, general and administrative (SG&A) expense ratio of 9.0% for the third quarter of 2017, compared to 9.2% for the third quarter of 2016.

•	Adjusted SG&A expense ratio of 8.9% for the third quarter of 2017, compared to 9.1% for the third quarter of 2016.

•	Operating cash flow of $97 million for the third quarter of 2017 and $1,039 million for the nine months ended September 30, 2017.

•	Diluted EPS for the third quarter of 2017 of $1.16, compared to $0.84 for the third quarter of 2016.

•	Adjusted Diluted EPS for the third quarter of 2017 of $1.35, compared to $1.12 for the third quarter of 2016.

Other Events

•
In October 2017, the Company announced the early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, for its Fidelis Care acquisition. In September 2017, the Company signed a definitive agreement under which Fidelis Care will become the Company's health plan in New York State. Under the terms of the agreement, the Company will acquire substantially all of the assets of Fidelis Care for $3.75 billion, subject to certain adjustments. The transaction is expected to close in the first quarter of 2018, subject to various closing conditions and receipt of New York regulatory approvals, including approvals under the New York Not-for-Profit Corporation Law.

•
In October 2017, the Centers for Medicare and Medicaid Services (CMS) published updated Medicare Star quality ratings for the 2018 rating year. The 2018 rating year will affect quality bonus payments for Medicare Advantage plans in 2019. The results indicate that one of Health Net of California, Inc.'s Medicare Advantage plans (H0562) will move to a 3.5 Star rating from a 4.0 Star rating for the 2018 rating year. The effect of this Star rating change would lower the Company's parent Star rating for the 2018 rating year from 4.0 Stars to 3.5 Stars. The Company intends to appeal.

•
In August 2017, our Illinois subsidiary, IlliniCare Health, was awarded the state-wide contract for the Medicaid Managed Care Program including children who are in need through the Department of Children and Family Services (DCFS)/Youth in Care by the Illinois Department of Healthcare and Family Services (HFS). The new agreement has a four-year term, with the option to renew the contract for up to an additional four years, and is expected to commence on January 1, 2018.

•
In August 2017, Centurion was recommended for a contract award by the Tennessee Department of Correction to continue providing inmate health services. This contract is expected to commence in the first quarter of 2018.

Accreditations & Awards

•
In September 2017, FORTUNE magazine announced Centene's position of #19 in its third-annual "Change the World" list of the top 50 companies that have made an important social or environmental impact through their profit-making strategy and operations. Companies are recognized for, and competitively ranked on, innovative strategies that positively impact the world.

•
In September 2017, Health Net Federal Services, LLC, earned the Disease Management Accreditation from URAC. In August 2017, Envolve Dental, Inc., earned URAC accreditations for Dental Plan and Health Management. In addition, Buckeye Health Plan, Coordinated Care of Washington, Louisiana Healthcare Connections, CeltiCare Health, and New Hampshire Healthy Families earned Commendable Health Plan Accreditations from NCQA.

•	In September 2017, FORTUNE magazine announced Centene's position of #27 on the Fortune 100 Fastest Growing Companies for 2017.

•
In August 2017, Centene was named to the 2017 list of the Best Places to Work for People with Disabilities, presented by the American Association of People with Disabilities and the U.S. Business Leadership Network.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	September 30,
	2017	2016
Arizona	659,500	601,500
Arkansas	89,900	57,700
California	2,928,600	3,004,500
Florida	852,600	732,700
Georgia	476,400	498,000
Illinois	251,000	236,700
Indiana	322,900	289,600
Kansas	127,300	145,100
Louisiana	483,300	455,600
Massachusetts	48,300	45,300
Michigan	2,400	2,100
Minnesota	9,500	9,400
Mississippi	335,600	313,900
Missouri	272,100	104,700
Nebraska	79,200	—
Nevada	16,800	—
New Hampshire	76,400	78,400
New Mexico	7,100	7,100
Ohio	336,500	319,500
Oregon	209,700	218,400
South Carolina	118,600	119,700
Tennessee	22,100	21,600
Texas	1,236,700	1,041,600
Vermont	1,600	1,700
Washington	239,600	240,500
Wisconsin	70,200	75,100
Total at-risk membership	9,273,900	8,620,400
TRICARE eligibles	2,823,200	2,815,700
Non-risk membership	213,900	—
Total	12,311,000	11,436,100

The following table sets forth our membership by line of business:

	September 30,
	2017	2016
Medicaid:
TANF, CHIP & Foster Care	5,809,400	5,583,900
ABD & LTC	850,300	754,900
Behavioral Health	467,400	465,300
Commercial	1,657,800	1,333,000
Medicare & Duals (1)	331,000	333,500
Correctional	158,000	149,800
Total at-risk membership	9,273,900	8,620,400
TRICARE eligibles	2,823,200	2,815,700
Non-risk membership	213,900	—
Total	12,311,000	11,436,100

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

The following table sets forth additional membership statistics, which are included in the membership information above:

	September 30,
	2017	2016
Dual-eligible (2)	475,300	437,500
Health Insurance Marketplace	1,024,000	582,600
Medicaid Expansion	1,105,000	1,048,500

(2) Membership includes dual-eligible ABD & LTC and dual-eligible Medicare membership in the table above.

Statement of Operations: Three Months Ended September 30, 2017

•
For the third quarter of 2017, total revenues increased 10% to $11.9 billion from $10.8 billion in the comparable period in 2016. The increase over prior year was primarily a result of growth in the Health Insurance Marketplace business in 2017 and expansions and new programs in many of our states in 2016 and 2017. This was partially offset by the moratorium of the Health Insurer Fee in 2017, lower membership in the commercial business in California as a result of margin improvement actions taken last year, and the addition of a competitor in Georgia. Sequentially, total revenues remained relatively consistent with the second quarter of 2017.

•
HBR of 88.0% for the third quarter of 2017 represents an increase from 87.0% in the comparable period in 2016. The year-over-year increase is primarily a result of new or expanded health plans, which initially operate at a higher HBR, an increase in higher acuity members, and a premium rate reduction for California Medicaid Expansion effective July 1, 2017.

•
HBR increased sequentially from 86.3% in the second quarter of 2017. The increase is primarily attributable to the favorable risk adjustment in our Health Insurance Marketplace business recorded in the second quarter of 2017, the previously mentioned California Medicaid Expansion premium rate reduction, and normal seasonality of the business.

•
The SG&A expense ratio was 9.0% for the third quarter of 2017, compared to 9.2% for the third quarter of 2016 and 9.3% for the second quarter of 2017. The year-over-year decrease in the SG&A expense ratio reflects the leveraging of expenses over higher revenues in 2017.

•
The Adjusted SG&A expense ratio was 8.9% for the third quarter of 2017, compared to 9.1% for the third quarter of 2016 and 9.3% for the second quarter of 2017. The year-over-year decrease in the Adjusted SG&A expense ratio reflects the leveraging of expenses over higher revenues in 2017. Sequentially, the Adjusted SG&A expense ratio decreased primarily due to higher variable compensation expense in the second quarter as a result of higher earnings.

Balance Sheet and Cash Flow

At September 30, 2017, the Company had cash, investments and restricted deposits of $9.9 billion, including $308 million held by unregulated entities. Medical claims liabilities totaled $4.3 billion. The Company's days in claims payable was 42. Total debt was $4.7 billion, which includes $150 million of borrowings on the $1 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 41.2% at September 30, 2017, excluding the $62 million non-recourse mortgage note.

Cash flow provided by operations for the three months ended September 30, 2017 was $97 million, which included the impact of a $437 million payment of the 2016 risk adjustment payable.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2017	40
Timing of claims payments and the impact of new business	2
Days in claims payable, September 30, 2017	42

Outlook
The table below depicts the Company's updated annual guidance for 2017. We have updated our guidance to reflect the following items:

•	The favorable performance in the third quarter of 2017.

•	An increase in our business expansion cost range from $0.42 - $0.47 per diluted share to $0.46 - $0.51 per diluted share, reflecting additional Marketplace marketing and membership outreach efforts.

•	An increase in acquisition related expenses from $5 million - $8 million to $20 million - $25 million.
As a result of the uncertainties surrounding cost sharing reduction (CSR) payments, the guidance within the table below does not include any impact of the defunding of CSR subsidies. If the CSR payments from the Federal Government for the fourth quarter of 2017 are not received, we expect the lack of those payments to have a $0.07 - $0.12 per diluted share impact on our 2017 earnings.

	Full Year 2017
	Low	High
Total revenues (in billions)	$47.4	$48.2
GAAP diluted EPS	$4.04	$4.18
Adjusted Diluted EPS (1)	$4.86	$5.04
HBR	87.0%	87.4%
SG&A expense ratio	9.4%	9.8%
Adjusted SG&A expense ratio (2)	9.3%	9.7%
Effective tax rate	39.0%	41.0%
Diluted shares outstanding (in millions)	176.3	177.3

(1)
Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.55 to $0.57 per diluted share, Health Net and Fidelis acquisition related expenses of $0.07 to $0.09 per diluted share, and Penn Treaty assessment expense of $0.20 per diluted share.

(2)	Adjusted SG&A expense ratio excludes Health Net and Fidelis acquisition related expenses of $20 million to $25 million and the Penn Treaty assessment expense of $56 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 24, 2017, at approximately 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2017, and to discuss its business outlook. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 4014905 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 23, 2018, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, October 31, 2017, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10111720.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets, acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP net earnings from continuing operations	$205	$148	$598	$304
Amortization of acquired intangible assets	38	43	117	95
Acquisition related expenses	7	10	13	224
Penn Treaty assessment expense (1)	9	—	56	—
Income tax effects of adjustments (2)	(20)	(5)	(68)	(106)
Adjusted net earnings from continuing operations	$239	$196	$716	$517

(1)	Additional expense for the Company's estimated share of guaranty association assessment resulting from the liquidation of Penn Treaty.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2017
	2017	2016	2017	2016
GAAP diluted earnings per share (EPS)	$1.16	$0.84	$3.39	$1.90	$4.04 - $4.18
Amortization of acquired intangible assets (1)	0.14	0.16	0.42	0.36	$0.55 - $0.57
Acquisition related expenses (2)	0.02	0.12	0.05	0.97	$0.07 - $0.09
Penn Treaty assessment expense (3)	0.03	—	0.20	—	$0.20
Adjusted Diluted EPS from continuing operations	$1.35	$1.12	$4.06	$3.23	$4.86 - $5.04

(1)
The amortization of acquired intangible assets per diluted share presented above are net of an income tax benefit of $0.07 and $0.09 for the three months ended September 30, 2017 and 2016, respectively, and $0.24 and $0.23 for the nine months ended September 30, 2017 and 2016, respectively; and estimated $0.31 to $0.35 for the year ended December 31, 2017.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit (expense) of $0.02 and $(0.06) for the three months ended September 30, 2017 and 2016, respectively, and $0.03 and $0.43 for the nine months ended September 30, 2017 and 2016, respectively; and estimated $0.04 to $0.06 for the year ended December 31, 2017.

(3)
The Penn Treaty assessment expense per diluted share is net of an income tax benefit of $0.02 and $0.12 for the three and nine months ended September 30, 2017, respectively, and $0.12 estimated for the year ended December 31, 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2017	2016	2017	2016	2017
GAAP SG&A expenses	$1,030	$940	$3,186	$2,611	$1,065
Acquisition related expenses	7	10	13	224	1
Penn Treaty assessment expense	9	—	56	—	—
Adjusted SG&A expenses	$1,014	$930	$3,117	$2,387	$1,064

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act ("PSLRA") of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission("SEC"), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc. or Fidelis Care. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as "anticipate", "seek", "target", "expect", "estimate", "intend", "plan", "goal", "believe", "hope", "aim", "continue", "will", "may", "can", "would", "could" or "should" or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder that may result from changing political conditions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene's government businesses; Centene's ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene's contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to Centene's contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net acquisition and the Fidelis Care acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management's time and Centene's resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals for the Health Net acquisition and the Fidelis Care acquisition; disruption from acquisitions, including the Health Net acquisition and the Fidelis Care acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with, among other things, the Health Net acquisition, the Fidelis Care acquisition and/or the successful integration of acquisitions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully, including the Health Net acquisition and the Fidelis Care acquisition; the risk that the conditions of the Fidelis Care acquisition may not be satisfied or completed on a timely basis, or at all; inability to pursue alternatives to the Fidelis Care acquisition, or the risk that potential competing acquirers of Centene may be discouraged from making favorable alternative transaction proposals due to certain provisions in the Fidelis Care asset purchase agreement; failure to obtain expiration or termination of applicable waiting periods or to receive any required regulatory approvals, consents or clearances for the Fidelis

Care acquisition, and the risk that, even if so obtained or received, regulatory authorities impose conditions on the completion of the transaction that could require the exertion of management's time and Centene's resources or otherwise have an adverse effect on Centene or the combined company; business uncertainties and contractual restrictions while the Fidelis Care acquisition is pending, which could adversely affect Centene's business and operations; change of control provisions or other provisions in certain agreements to which Fidelis Care is a party, which may be triggered by the completion of the Fidelis Care acquisition; loss of management personnel and other key employees due to uncertainties associated with the Fidelis Care acquisition; the risk that, following completion of the Fidelis Care acquisition, the combined company may not be able to effectively manage its expanded operations; restrictions and limitations that may stem from the financing arrangements that the combined company will enter into in connection with the Fidelis Care acquisition; Centene's ability to achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; additional indebtedness incurred or equity issued to finance the Fidelis Care acquisition; availability of debt and equity financing, on terms that are favorable to Centene; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene's current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene's plans with respect to the Health Net acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,281	$3,930
Premium and related receivables	3,955	3,098
Short-term investments	595	505
Other current assets	829	832
Total current assets	9,660	8,365
Long-term investments	4,927	4,545
Restricted deposits	138	138
Property, software and equipment, net	1,003	797
Goodwill	4,712	4,712
Intangible assets, net	1,428	1,545
Other long-term assets	132	95
Total assets	$22,000	$20,197

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$4,333	$3,929
Accounts payable and accrued expenses	4,804	4,377
Unearned revenue	568	313
Current portion of long-term debt	4	4
Total current liabilities	9,709	8,623
Long-term debt	4,717	4,651
Other long-term liabilities	901	869
Total liabilities	15,327	14,143
Commitments and contingencies
Redeemable noncontrolling interests	20	145
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at September 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value; authorized 400,000 shares; 179,033 issued and 172,566 outstanding at September 30, 2017, and 178,134 issued and 171,919 outstanding at December 31, 2016	—	—
Additional paid-in capital	4,310	4,190
Accumulated other comprehensive earnings (loss)	9	(36)
Retained earnings	2,518	1,920
Treasury stock, at cost (6,467 and 6,215 shares, respectively)	(197)	(179)
Total Centene stockholders’ equity	6,640	5,895
Noncontrolling interest	13	14
Total stockholders’ equity	6,653	5,909
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$22,000	$20,197

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data in dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Premium	$10,850	$9,625	$32,393	$25,299
Service	571	590	1,634	1,603
Premium and service revenues	11,421	10,215	34,027	26,902
Premium tax and health insurer fee	477	631	1,549	1,794
Total revenues	11,898	10,846	35,576	28,696
Expenses:
Medical costs	9,543	8,376	28,278	22,072
Cost of services	437	504	1,334	1,386
Selling, general and administrative expenses	1,030	940	3,186	2,611
Amortization of acquired intangible assets	38	43	117	95
Premium tax expense	510	512	1,643	1,460
Health insurer fee expense	—	129	—	333
Total operating expenses	11,558	10,504	34,558	27,957
Earnings from operations	340	342	1,018	739
Other income (expense):
Investment and other income	51	33	137	80
Interest expense	(65)	(57)	(189)	(142)
Earnings from continuing operations, before income tax expense	326	318	966	677
Income tax expense	125	169	381	372
Earnings from continuing operations, net of income tax expense	201	149	585	305
Discontinued operations, net of income tax benefit	—	(1)	—	(3)
Net earnings	201	148	585	302
(Earnings) loss attributable to noncontrolling interests	4	(1)	13	(1)
Net earnings attributable to Centene Corporation	$205	$147	$598	$301

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$205	$148	$598	$304
Discontinued operations, net of income tax benefit	—	(1)	—	(3)
Net earnings	$205	$147	$598	$301

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$1.19	$0.87	$3.47	$1.95
Discontinued operations	—	(0.01)	—	(0.02)
Basic earnings per common share	$1.19	$0.86	$3.47	$1.93

Diluted:
Continuing operations	$1.16	$0.84	$3.39	$1.90
Discontinued operations	—	—	—	(0.02)
Diluted earnings per common share	$1.16	$0.84	$3.39	$1.88

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$585	$302
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	264	189
Stock compensation expense	99	112
Deferred income taxes	(32)	(17)
Changes in assets and liabilities
Premium and related receivables	(749)	(906)
Other assets	(39)	7
Medical claims liabilities	406	15
Unearned revenue	255	301
Accounts payable and accrued expenses	205	99
Other long-term liabilities	45	156
Other operating activities, net	—	1
Net cash provided by operating activities	1,039	259
Cash flows from investing activities:
Capital expenditures	(301)	(211)
Purchases of investments	(1,720)	(1,528)
Sales and maturities of investments	1,335	955
Investments in acquisitions, net of cash acquired	—	(848)
Net cash used in investing activities	(686)	(1,632)
Cash flows from financing activities:
Proceeds from long-term debt	1,170	6,956
Payments of long-term debt	(1,124)	(4,257)
Common stock repurchases	(18)	(29)
Purchase of noncontrolling interest	(33)	(14)
Debt issuance costs	—	(59)
Other financing activities, net	2	(3)
Net cash (used in) provided by financing activities	(3)	2,594
Effect of exchange rate changes on cash and cash equivalents	1	1
Net increase in cash and cash equivalents	351	1,222
Cash and cash equivalents, beginning of period	3,930	1,760
Cash and cash equivalents, end of period	$4,281	$2,982
Supplemental disclosures of cash flow information:
Interest paid	$210	$113
Income taxes paid	$358	$394
Equity issued in connection with acquisitions	$—	$3,105

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q3	Q2	Q1	Q4	Q3
	2017	2017	2017	2016	2016
MANAGED CARE MEMBERSHIP BY STATE
Arizona	659,500	669,500	684,300	598,300	601,500
Arkansas	89,900	91,900	98,100	58,600	57,700
California	2,928,600	2,925,800	2,980,100	2,973,500	3,004,500
Florida	852,600	871,100	872,000	716,100	732,700
Georgia	476,400	540,400	568,300	488,000	498,000
Illinois	251,000	254,600	253,800	237,700	236,700
Indiana	322,900	340,000	335,800	285,800	289,600
Kansas	127,300	130,000	133,100	139,700	145,100
Louisiana	483,300	484,600	484,100	472,800	455,600
Massachusetts	48,300	54,100	44,200	48,300	45,300
Michigan	2,400	2,300	2,100	2,000	2,100
Minnesota	9,500	9,500	9,500	9,400	9,400
Mississippi	335,600	343,600	349,500	310,200	313,900
Missouri	272,100	278,300	106,100	105,700	104,700
Nebraska	79,200	78,800	79,200	—	—
Nevada	16,800	—	—	—	—
New Hampshire	76,400	77,100	77,800	77,400	78,400
New Mexico	7,100	7,100	7,100	7,100	7,100
Ohio	336,500	332,700	328,900	316,000	319,500
Oregon	209,700	213,600	211,900	217,800	218,400
South Carolina	118,600	121,000	121,900	122,500	119,700
Tennessee	22,100	22,200	21,900	21,700	21,600
Texas	1,236,700	1,226,800	1,243,900	1,072,400	1,041,600
Vermont	1,600	1,600	1,600	1,600	1,700
Washington	239,600	248,500	254,400	238,400	240,500
Wisconsin	70,200	70,800	71,700	73,800	75,100
Total at-risk membership	9,273,900	9,395,900	9,341,300	8,594,800	8,620,400
TRICARE eligibles	2,823,200	2,823,200	2,804,100	2,847,000	2,815,700
Non-risk membership	213,900	—	—	—	—
Total	12,311,000	12,219,100	12,145,400	11,441,800	11,436,100

Medicaid:
TANF, CHIP & Foster Care	5,809,400	5,854,400	5,714,100	5,630,000	5,583,900
ABD & LTC	850,300	843,500	825,600	785,400	754,900
Behavioral Health	467,400	466,500	466,900	466,600	465,300
Commercial	1,657,800	1,743,600	1,864,700	1,239,100	1,333,000
Medicare & Duals (1)	331,000	327,500	328,100	334,300	333,500
Correctional	158,000	160,400	141,900	139,400	149,800
Total at-risk membership	9,273,900	9,395,900	9,341,300	8,594,800	8,620,400
TRICARE eligibles	2,823,200	2,823,200	2,804,100	2,847,000	2,815,700
Non-risk membership	213,900	—	—	—	—
Total	12,311,000	12,219,100	12,145,400	11,441,800	11,436,100

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans.

NUMBER OF EMPLOYEES	32,400	31,500	30,900	30,500	29,400

	Q3	Q2	Q1	Q4	Q3
	2017	2017	2017	2016	2016

DAYS IN CLAIMS PAYABLE (a)	42	40	41	42	41
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$9,633	$9,673	$10,034	$8,854	$7,825
Unregulated	308	291	306	264	268
Total	$9,941	$9,964	$10,340	$9,118	$8,093

DEBT TO CAPITALIZATION	41.5%	42.5%	43.3%	44.1%	44.5%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	41.2%	42.1%	43.0%	43.7%	44.1%
(b) The non-recourse debt represents the Company's mortgage note payable ($62 million at September 30, 2017).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
HBR	88.0%	87.0%	87.3%	87.2%
SG&A expense ratio	9.0%	9.2%	9.4%	9.7%
Adjusted SG&A expense ratio	8.9%	9.1%	9.2%	8.9%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2016	$3,767
Incurred related to:
Current period	37,321
Prior period	(479)
Total incurred	36,842
Paid related to:
Current period	33,250
Prior period	3,043
Total paid	36,293
Balance, September 30, 2017, net	4,316
Plus: Reinsurance recoverable	17
Balance, September 30, 2017	$4,333

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $4 million was recorded as a reduction to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2016, and prior.